Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made as of the 13th day of November, 2012.

BETWEEN:

LONE PINE RESOURCES CANADA LTD., a body corporate, having offices in the City of Calgary, in the Province of Alberta (hereinafter referred to as “Vendor”)

- and -

CANADIAN NATURAL RESOURCES LIMITED, a body corporate, having offices in the City of Calgary, in the Province of Alberta (hereinafter referred to as “Purchaser”)

WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Agreement, unless the context otherwise requires:

(a)                                 “Adjustment Date” means the hour of 8:00 a.m., Calgary time, on the 1st day of October, 2012;

(b)                                 “AFE’s” means the authorities for expenditure, operations notices, amounts budgeted pursuant to the Unit Agreements and mail ballots, if any, set out in Schedule “B” under the heading “AFE’s”;

(c)                                  “ARC” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act;

(d)                                 “Assets” means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(e)                                  “Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(f)                                   “Certificate” means a written certification of a matter or matters of fact which, if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

(g)                                  “Closing” means the closing of the purchase and sale herein provided for;

(h)                                 “Closing Place” means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(i)                                     “Closing Time” means the hour of 10:00 a.m. on the later of:

(i)                                     the 14th day of December, 2012;

(ii)                                  the third Business Day following an arbitration decision pursuant to section 11.6, if applicable;

(iii)                               the third Business Day following the day on which the Competition Act Condition has been satisfied; and

(iv)                              the third Business Day following the day on which any and all preferential, pre-emptive or first purchase rights of Third Parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

(j)                                    “Commissioner” means the Commissioner of Competition appointed under the Competition Act;

(k)                                 “Competition Act” means the Competition Act (Canada);

(l)                                     “Competition Act Condition” means that with respect to the Competition Act, prior to the Closing Time:

(i)                                     Purchaser shall have received an ARC with respect to the transaction contemplated herein; or

(ii)                                  (a) the applicable waiting period under subsection 123(1) of the Competition Act shall have expired, been terminated or shall have been waived by the Commissioner under subsection 123(1) or 123(2) of the Competition Act respectively, or the obligation to submit a notification under Part IX of the Competition Act shall have been waived by the Commissioner pursuant to paragraph 113(c) of the Competition Act, and; (b) Purchaser shall have received a letter from the Commissioner confirming that the Commissioner does not, at that time, intend to make an application to the Competition Tribunal under section 92 of the Competition Act in respect of the transaction contemplated herein;

(m)                             “Counsel” means any Alberta barrister and solicitor or firm thereof retained by Vendor or Purchaser, as the case may be;

(n)                                 “Environmental Defect” means an occurrence of environmental damage or contamination or any other adverse environmental condition that has an adverse effect to the value of the Assets, but specifically excludes:

i)                                         the normal and typical costs of abandonment of a Well, Pipeline, Facility or other aspect of the Tangibles and of the restoration and reclamation of the surface location and region of such Well, Pipeline, Facility or Tangible, all in accordance with applicable government rules and regulations; and

ii)                                      any occurrence of environmental damage or contamination that has a negative impact on the value of the assets of less than $50,000.00

(o)                                 “Escrow Agent” means Osler, Hoskin & Harcourt LLP;

(p)                                 “Escrow Agreement” means the agreement among the Escrow Agent, Purchaser and Vendor in form and substance satisfactory to such parties, acting reasonably, to be entered into prior to the Closing Time and pursuant to which the Escrow Agent will hold and deal with the Deposit LC;

(q)                                 “Facilities” means the facility or facilities, if any, set out in Schedule “B” under the heading “Facilities”;

(r)                                    “Goods and Services Tax” means the goods and services tax administered pursuant to the Excise Tax Act (Canada);

(s)                                   “Lands” means the lands set out in Schedule “A” under the heading “Lands”;

(t)                                    “Leased Substances” means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Unit Agreements, or by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

(u)                                 “Deposit LC” means the irrevocable Letter of Credit for the benefit of the Escrow Agent issued by the Royal Bank of Canada with a face amount of $8,200,000 delivered by Purchaser to the Escrow Agent concurrently with the execution and delivery of this Agreement, which Letter of Credit shall expire on January 14, 2013;

(v)                                 “Licence Transfers” means, in relation to the Assets, the transfers of any permits, approvals, licences and authorizations granted by any applicable governmental body;

(w)          “Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

(i)                                     contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities; but unless included as Production Contracts, excluding production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), gas balancing or similar agreements pertaining to the Leased Substances or any of them, agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, agreements for the contract operation by a Third Party of the Assets or any of them and agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(ii)                                fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles;

(iii)                               all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any of the foregoing that pertain to seismic, geological or geophysical matters unless prepared for the joint account;

(iv)                              rights to carry out operations relating to the Lands or the Tangibles including all easements and well, pipeline, facility and other permits, licences and authorizations; and

(v)                                 the Wells (and no other wells), including the wellbores and any and all casing;

(x)                                 “Party” means a party to this Agreement;

(y)                                 “Permitted Encumbrances” means:

(i)                                     liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ii)                                undetermined or inchoate liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor’s proportionate share of the costs and expenses of such development or operation in respect of such costs and expenses which are not due;

(iii)                             mechanics’, builders’ and materialmen’s liens in respect of services rendered or goods supplied for which payment is not due;

(iv)                              easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v)                                 the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)                              rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(vii)                           statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(viii)                      any security held by any Third Party encumbering Vendor’s interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge to Purchaser at or prior to Closing;

(ix)                              the Production Contracts and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 31 days’ notice (without an early termination penalty or other cost); and

(x)                                 all royalty burdens, liens, adverse claims, conversion rights, penalties, reductions in interests and other encumbrances set out in Schedule “A” or in Schedule “D”;

(z)                                  “Petroleum and Natural Gas Rights” means all rights to and in respect of the Unit Agreements, the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule “A” under the heading “Petroleum and Natural Gas Rights”;

(aa)                          “Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(bb)                          “Pipelines” means the pipelines listed in Schedule “D” under the heading “Pipelines”

(cc)                            “Prime Rate” means an annual rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of Royal Bank of Canada as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

(dd)                          “Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), Personal Information Protection Act (Alberta), Freedom of Information and Protection of Privacy Act (Alberta), the Health Information Act (Alberta), equivalent legislation in other Provinces and Territories, all regulations thereunder, and all Commissioner orders issued pursuant thereto;

(ee)                            “Production Contracts” means the agreement or agreements, if any, set out in Schedule “B” under the heading “Production Contracts”;

(ff)                              “Purchase Price” means the sum of money first set out in section 2.7;

(gg)                            “RMF2” means the Alberta Energy Reassignment of Volume Setup/Change Form, including all attachments required to be annexed thereto;

(hh)                          “Security Interest” means any assignment, security, mortgage, charge, pledge, negative pledge, lien or other security interest whatsoever or howsoever created or arising whether absolute or contingent, fixed or floating, perfected or not, which encumbers Vendor’s title in and to the Assets or any part or portion thereof or the proceeds to be received hereunder;

(ii)                                  “Specific Conveyances” means all conveyances, assignments, transfers, novations, RMF2 Forms and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(jj)                                “Take or Pay Obligations” means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

(kk)                          “Tangibles” means the Facilities and any and all tangible depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines including the Pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment but excluding all motorized vehicles;

(ll)                                  “Third Party” means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(mm)                  “this Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this Agreement of Purchase and Sale;

(nn)                          “Title Documents” means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; including without limitation those, if any, set out in Schedule “A” under the heading “Title Document(s)”;

(oo)                          “Title Defect” means a defect in or affecting Vendor’s title to any of the Assets that has a adverse effect to the enforcement of title but specifically excludes:

i)                                         Vendor’s interests as described in Schedule “A” having converted from a before-payout interest as a result of payout having occurred;

ii)                                      any defects or deficiencies in title otherwise disclosed specifically to Purchaser in writing;

iii)                                   the Permitted Encumbrances;

iv)                                  any missing or unsigned documents in the chain of Vendor’s title to the Lands, Leases or Tangibles where:

a)             such document is not reasonably required to confirm the creation, establishment or maintenance of such title and the current status of title can otherwise be confirmed with reasonable certainty; or

b)             such documentation represents an increase to Vendor’s interest therein that is described in Schedule “A”;

v)                                     failure to confirm delay rental payments required to maintain freehold leases as having been paid, where the failure to confirm such payments will not result in a termination of the applicable Lease;

vi)                                  Vendor’s title or any predecessor’s title or the title of any predecessor in interest to Vendor being a beneficial interest rather than a legal interest;

vii)                               the exercise of any right of first refusal or preferential right of purchase that become operative by virtue of this Agreement or the transaction to be effected by it; and

viii)                            any defect in or affecting Vendor’s title to any of the Assets that has a negative impact on the value of the Assets of less than $50,000.00;

(pp)                          “Unit Agreements” means any and all unit agreements and unit operating agreements, including any and all amendments thereto, pertaining to the unit or units, if any, set out in Schedule “B” under the heading “Units”; and

(qq)                          “Wells” means the wells set out in Schedule “D” and, for greater clarity, including all wells identified in Schedule “D” irrespective of whether any such well is or is not associated with any active Petroleum and Natural Gas Rights forming part of the Assets.

1.2                               Headings

The expressions “Article”, “section”, “subsection”, “clause”, “subclause”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3                               Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4                               Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5                               Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule “A”	-	Lands
	-	Petroleum and Natural Gas Rights

Schedule “B”	-	AFE’s
	-	Facilities
	-	Production Contracts
	-	Take or Pay Obligations
	-	Units

Schedule “C”	-	Rights of First Refusal

Schedule “D”	-	Wells
	-	Pipelines

Schedule “E”	-	Form of general conveyance

Such schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6                               Damages

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

1.7          Knowledge

In this Agreement, the stated knowledge, information, belief or awareness of a Party consists only of the actual knowledge or awareness, as the case may be, of the current officers and managers of such Party whose normal responsibilities relate to the matter in question in the course of their normal duties, and does not include knowledge, information or belief and awareness of any other person or persons or any constructive or imputed knowledge.  Vendor does not have any obligation to make inquiry of Third Parties or the files and records of any Third Party or public authority in connection with representations and warranties that are made to its knowledge, information, belief or awareness.

ARTICLE 2

PURCHASE AND SALE AND CLOSING

2.1                               Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets subject to and in accordance with the terms of this Agreement.

2.2                               Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained.  Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor’s interest in and to the Assets shall pass from Vendor to Purchaser at the Closing Time.

2.3                               Closing Deliveries

Vendor shall prepare the Specific Conveyances at its cost and as required, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement.  At Closing:

(a)                                 Vendor shall execute, where applicable, and deliver to Purchaser:

(i)	a general conveyance in the form attached as Schedule “E”;
(ii)	all Specific Conveyances;
(iii)

copies of all consents to disposition and waivers of preferential, pre-emptive or first purchase rights obtained by Vendor with respect to the transaction herein contemplated, other than customary post-closing consents;

(iv)	the certificates required by subsection 3.1(a), (b) and (c);
(v)	“no interest” letters and discharges of any Security Interests from the holder thereof which are requested by Purchaser a reasonable time before Closing;
(vi)	Receipt for payment of the amount hereunder payable to Vendor by Purchaser on the Closing Time; and
(vii)	Such other documents as may be specifically required hereunder or as Purchaser may reasonably request by reasonable notice to Vendor; and

(b)                                 Purchaser shall execute, where applicable, and deliver to Vendor:

(i)	The Purchaser Price, subject to any adjustments provided for in this Agreement, and applicable Goods and Services Tax, and interest all in accordance with section 2.7;
(ii)	a general conveyance in the form attached as Schedule “E”;
(iii)	all Specific Conveyances;
(iv)	the certificates required by subsection 3.2(a) and (b); and
(v)	Such other documents as may be specifically required hereunder or as Purchaser may reasonably request by reasonable notice to Vendor.

Forthwith after Closing, Purchaser shall at its cost circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered.

2.4                               Licence Transfers

Within two (2) Business Days following Closing, Vendor shall prepare and, where applicable, electronically submit an application to the applicable governmental bodies for Licence Transfers and Purchaser or its nominee shall, where applicable, electronically ratify and sign such application within two (2) Business Days of such application being submitted by Vendor.  If the ERCB or other governmental body denies a Licence Transfer because of misdescription or other minor deficiencies in the application, Vendor shall, within two (2) Business Days of such denial, correct the application and amend and re-submit the application for the Licence Transfer and Purchaser or its nominee shall, where applicable, electronically ratify and sign such application within two (2) Business Days of such application being re-submitted by Vendor.  If, for any reason, the ERCB or other governmental body requires a Party or its nominee to make a deposit or furnish any other form of security in order to approve a Licence Transfer, such Party shall make such deposit or furnish such other form of security as is required and shall forthwith notify the other Party of such requirement.  If a Party fails, within a reasonable time, to commence and diligently and continuously conduct operations to perform any obligations requested, ordered or directed by the ERCB or other governmental body respecting environmental liabilities (a “Work Order”), and the ERCB or other governmental body refuses to approve a Licence Transfer as a result thereof, the other Party shall have the right to provide a written request to the first Party requesting them to satisfy any such Work Order and if the receiving Party of such notice fails within two business days to provide written notice of its intention and plan for satisfying a Work Order or then does not diligently and continuously conduct operations to satisfy a Work Order, than the other Party shall be entitled to enter upon and access the Assets to perform such obligations for and on behalf of the first Party without liability by the other Party to the first Party for trespass or otherwise, and the first Party shall reimburse the other Party for all reasonable costs, charges and expenses incurred by the other Party in the performance of such obligations, by providing payment thereof to the other Party within thirty (30) days of the other Party’s delivery to the first Party of an invoice for such costs, charges and expenses together with interest thereon at the Prime Rate from the date at which such costs, charges and/or expenses are incurred or paid by the other Party until such reimbursement is made.

2.5                               Title Documents and Miscellaneous Interests

Vendor shall deliver to Purchaser at Closing the original copies of the Title Documents and any other agreements and documents to which the Assets are subject and the original copies of contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing.  Notwithstanding the foregoing, if and to the extent such Title Documents, contracts, agreements, records, books, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

2.6                               Form of Payment

All payments to be made pursuant to this Agreement shall be in Canadian funds.  All payments to be made at Closing shall be made by wire transfer to an account designated by Vendor to Purchaser in writing prior to Closing or by certified cheque or bank draft.

2.7                               Purchase Price

The aggregate consideration to be paid by Purchaser to Vendor for Vendor’s interest in and to the Assets shall be $82,000,000.00.  At Closing, Purchaser shall pay to Vendor (i) the Purchase Price, (ii) the Goods and Services Tax payable in respect of the Assets, which Vendor shall remit according to law, and (iii) interest payable pursuant to section 2.10. The Goods and Services Tax registration number of Vendor is 862268982RT0001 and the Purchaser’s GST number is 121346357RT0001.  At Closing, Purchaser shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments, other than the Goods and Services Tax which may be imposed by any governmental authority and pertaining to its acquisition of the Assets or to the circulation and registration of the Specific Conveyances and shall remit any such amounts to the applicable governmental authority according to law.

2.8                               Letter of Credit

Purchaser shall, within two Business Days of the execution of this Agreement, forward the Deposit LC to the Escrow Agent, which shall be held and dealt with by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.  If Closing occurs, Vendor and Purchaser shall jointly and irrevocably direct the Escrow Agent to release the Deposit LC to Purchaser undrawn, unless the Deposit LC has been drawn pursuant to section 2(e) of the Escrow Agreement, in which case Vendor and Purchaser shall jointly and irrevocably direct the Escrow Agent to pay the proceeds thereof to Vendor as partial payment of the Purchase Price.  If Closing does not occur, then with respect to the Deposit LC:

(a)                                 if Closing does not occur due to an exercise of the termination provisions of sections 3.1 or 11.5 on account of Purchaser’s closing conditions not being met through no act, default, or omission of Purchaser or on account of uncured Title Defects and Environmental Defects to which the provisions of section 11.5 are applicable; then Vendor and Purchaser shall jointly and irrevocably direct the Escrow Agent to return the Deposit LC, or the proceeds thereof if already drawn pursuant to section 2(e) of the Escrow Agreement, to the Purchaser, or

(b)                                 in all other circumstances, Vendor and Purchaser shall jointly and irrevocably instruct the Escrow Agent to draw on the Deposit LC, if not already drawn pursuant to section 2(e) of the Escrow Agreement, and pay the proceeds thereof to Vendor as liquidated damages, to compensate Vendor for expenses incurred in connection with the transaction contemplated herein and the delay or permanent impairment caused to Vendor’s efforts to sell the Assets and, in consideration for its retention of the proceeds of the Deposit LC, Vendor hereby waives any and all rights or additional remedies that may be available to it, at law or in equity, as a result of closing not occurring in such circumstances.  For clarity, Vendor’s retention of the proceeds of the Deposit LC is not a penalty but is a genuine pre-estimate by the Parties of the full limit of all damages that Vendor will suffer, having regard to the size of the Purchase Price, the amount of time between the date hereof and the proposed Closing Time, and the time and expense incurred and to be incurred by Vendor.

2.9                               Allocation of Purchase Price

The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights	$65,600,000.00
Tangibles	16,399,990.00
Miscellaneous Interests	10.00

Total	$82,000,000.00

GST (5% of Tangibles and Miscellaneous Interests)

2.10                        Interest

At Closing, Purchaser shall pay to Vendor an amount equal to the interest that would have accrued on the Purchase Price, at the Prime Rate, calculated daily and not compounded, from and including the Adjustment Date to and including the day prior to the Closing Time, which amount shall constitute an increase to the Purchase Price and shall be allocated to the Petroleum and Natural Gas Rights.

ARTICLE 3

CONDITIONS OF CLOSING

3.1                               Purchaser’s Conditions

The obligation of Purchaser to purchase Vendor’s interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a)                                 the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(b)                                 all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects, and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(c)                                  from the Adjustment Date to the Closing Time, the Assets shall have suffered no material adverse damage or change, and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(d)                                 prior to the Closing Time, any and all preferential, pre-emptive or first purchase rights of Third Parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

(e)                                  Vendor shall have delivered to Purchaser at or prior to Closing discharges of any security held by any Third Party encumbering Vendor’s interest in and to the Assets or any part or portion thereof, which discharges are requested by Purchaser a reasonable time prior to Closing;

(f)                                   Vendor shall have delivered to Purchaser at least one copy of the documents described in subsection 2.3(a); and

(g)                                  the Competition Act Condition shall have been satisfied.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor.  If Purchaser rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 2.8, 3.3 and 12.15.

3.2                               Vendor’s Conditions

The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

(a)                                 the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing;

(b)                                 all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects, and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing;

(c)                                  Purchaser shall have delivered to Vendor at least one copy of the documents described in subsection 2.3(b);

(d)                                 the Competition Act Condition shall have been satisfied;

(e)                                  all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement; and

(f)                                   prior to the Closing Time, any and all preferential, pre-emptive or first purchase rights of Third Parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser.  If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 2.8, 3.3 and 12.15.

3.3                               Efforts to Fulfil Conditions Precedent

Purchaser and Vendor shall proceed diligently and in good faith and use best efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.  If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party for whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Vendor

Purchaser acknowledges that it is purchasing Vendor’s interest in and to the Assets on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, except that and subject in all instances to Permitted Encumbrances, Vendor makes the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the Closing Time:

(a)                                 Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Vendor, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)                                 the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c)                                  the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Vendor;

(d)                                 this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)                                  other than the Competition Act Condition, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)                                   Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(g)                                  Vendor is not a non-resident within the meaning of section 116 of the Income Tax Act (Canada) and the interest of Vendor in and to the Assets does not constitute all or substantially all the property of Vendor;

(h)                                 no tangible depreciable property and assets in which Vendor had an interest which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since Adjustment Date, nor has Vendor alienated or encumbered any such tangible depreciable property and assets since such date;

(i)                                     Vendor has not alienated or encumbered the Assets or any part or portion thereof, Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and the Assets are now free and clear of all liens, royalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(j)                                    except as may be set out in Schedule “C”, none of the interest of Vendor in and to the Assets is subject to any preferential, pre-emptive or first purchase rights, created by, through or under Vendor or of which Vendor is aware, that become operative by virtue of this Agreement or the transaction to be effected by it;

(k)                                 Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

(l)                                     To the best of Vendor’s knowledge, Vendor has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject;

(m)                             To the best of Vendor’s knowledge, information and belief, Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(n)                                 no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any Third Party, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(o)                                 all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, (iii) all rentals, royalties and other amounts due pursuant to the Title Documents, and (iv) all amounts due and payable in connection with Permitted Encumbrances, provided however, in the case of any and all amounts due and payable prior to the time Vendor acquired an interest in and to the Assets to which such amounts pertain, Vendor makes this representation and warranty only based upon its knowledge, information and belief;

(p)                                 in respect of the Assets, except in connection with the AFE’s, there are no financial commitments of Vendor which are in excess of $25,000.00 and which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations;

(q)                                 in respect of the Assets that are operated by Vendor, to the knowledge, information and belief of Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(r)                                    any and all operations of Vendor, and to the knowledge, information and belief of Vendor, any and all operations by Third Parties, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(s)                                   the Tangibles operated by Vendor, if any, are in good and operable condition, reasonable wear and tear excepted, and the Tangibles operated by Third Parties, if any, are in good and operable condition, reasonable wear and tear excepted, to the knowledge, information and belief of Vendor;

(t)                                    no obligations have accrued pursuant to the Title Documents that may be satisfied by the drilling of a well, the payment of compensatory royalty or the surrender of some or all of the interests granted, reserved or otherwise conferred pursuant to the Title Documents, other than obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived;

(u)                                 excepting production limits of general application in the oil and gas industry, none of the Wells is subject to production or other penalties imposed by the Title Documents or by any other agreements and documents to which the Assets are subject, or by any laws, rules, regulations, orders or directions of governmental or other competent authorities;

(v)                                 the licensee liability rating (as set forth and described in ERCB Directive 006: Licensee Liability Rating Program and Licence Transfer Process) of Vendor equals or exceeds 1.0 and will not fall below 1.0 as a result of any licence transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby;

(w)                               Vendor is not aware of and has not received:

(i)                                     any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)                                  any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(x)                                 Vendor has made all reasonable inquiries and searches for material documents and information, it has delivered or made available to Purchaser all documents, instruments, records and books relevant to Vendor’s title to the Lands and the Title Documents and in Vendor’s possession or to which it has reasonable access;

(y)                                 Vendor is not in default of any amounts required to be paid to any workers’ compensation board under any applicable laws or regulations, for which Purchaser shall have any obligation or liability;

(z)                                  the Assets are not subject to an agreement which provides for areas of mutual interest or areas of exclusion;

(aa)                          except as described in Schedule “A”, Vendor has not elected or refused to participate in any exploration, development or other operation on the Lands, which has given or may give rise to penalties or forfeitures;

(bb)                          To the best of Vendor’s knowledge, Vendor has not received notice under applicable laws or regulations to abandon any Well which has not been properly abandoned in accordance with applicable laws and regulations;

(cc)                            except for the Production Contracts, Vendor is not a party to and Vendor’s interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party; and

(dd)                          there are no Take or Pay Obligations.

4.2                               Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the Closing Time:

(a)                                 Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)                                 the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)                                  the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)                                 this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)                                  other than the Competition Act Condition, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)                                   Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

(g)                                  Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act; and

(h)                                 the licensee liability rating (as set forth and described in ERCB Directive 006: Licensee Liability Rating Program and Licence Transfer Process) of Purchaser equals or exceeds 1.0 and will not fall below 1.0 as a result of any licence transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby.

ARTICLE 5

INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

5.1                               Vendor’s Indemnities for Representations and Warranties

Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful, provided however that nothing in this section 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty or unless (and then only to the extent) the aggregate amount of such losses, costs, claims, damages, expenses and liabilities suffered, sustained or incurred by Purchaser is greater than $820,000.00.  This clause shall not apply to the extent that any matter or thing is the proper subject of an operating adjustment under Article 7.

5.2                               Purchaser’s Indemnities for Representations and Warranties

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.2 been accurate and truthful, provided however that nothing in this section 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 4.2 if and to the extent that Vendor did not rely upon such representation or warranty or unless (and then only to the extent) the aggregate amount of such losses, costs, claims, damages, expenses and liabilities suffered, sustained or incurred by Vendor is greater than $820,000.00.  This clause shall not apply to the extent that any matter or thing is the proper subject of an operating adjustment under Article 7.

5.3                               Time Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the Closing Time.

ARTICLE 6

PURCHASER’S INDEMNITIES

6.1                               General Indemnity

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor.

6.2                               Abandonment and Reclamation

Purchaser shall see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor.  Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

6.3                               Environmental Matters

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part prior to, at or subsequent to the Closing Time.  Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser.  Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination, (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells, (iii) the restoration or reclamation of or failure to restore or reclaim any part of the Assets, (iv) the breach of applicable government rules and regulations in effect at any time, and (v) the removal of or failure to remove foundations, structures or equipment.

6.4                               Limitation

Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to section 5.2, in both cases disregarding the time limit set out in section 5.3.

ARTICLE 7

OPERATING ADJUSTMENTS

7.1                               Operating Adjustments

Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, excluding income taxes but otherwise including without limitation maintenance, development, operating and capital costs, government incentives and administration fees, royalties and other burdens, and proceeds from the sale of production, whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Adjustment Date in accordance with generally accepted accounting principles.  For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at the Adjustment Date and in favour of Purchaser in respect of all other production.  The adjustments shall constitute an increase or decrease, as the case may be, to the Purchase Price and to the amount allocated to the Petroleum and Natural Gas Rights.  Vendor shall provide to Purchaser within a reasonable time prior to the Closing Time a written statement of all such adjustments to be made at Closing, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement.  Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing.  The intention of the Parties is that final settlement shall occur within 180 days following the Closing Time, but it is recognized that adjustments may be made after that time.  No adjustments shall be made after 12 months from the Closing Time unless written notice of the requested adjustment, with reasonable particulars, is given within 12 months from the Closing Time, provided however that adjustments arising as a consequence of Crown royalty audits and joint venture audits are not subject to the 1 year limit.  During the 12-month period following the Closing Time, Purchaser may audit Vendor’s books, records and accounts respecting the Assets, for effecting adjustments pursuant to this section 7.1.  Such audit shall be conducted upon reasonable notice to Vendor at Vendor’s offices during Vendor’s normal business hours, and shall be conducted at Purchaser’s sole expense.  Any claims of discrepancies disclosed by such audit shall be made in writing to Vendor within thirty (30) days following the completion of such audit and Vendor shall respond in writing to any such claims of discrepancies within thirty (30) days of receipt of such claims.

ARTICLE 8

MAINTENANCE OF ASSETS

8.1                               Maintenance of Assets

Until the Closing Time, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

(a)                                 maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(b)                                 maintain current insurance policies, if any;

(c)                                  pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time; and

(d)                                 perform and comply with all covenants and conditions contained in the Title Documents and any other agreements and documents to which the Assets are subject.

8.2                               Consent of Purchaser

Notwithstanding section 8.1, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a)                                 make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor’s share is in excess of $25,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)                                 surrender or abandon any of the Assets;

(c)                                  resign or take any action which would result in Vendor’s resignation or replacement as operator of any of the Assets for which Vendor is currently operator;

(d)                                 amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

(e)                                  sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business.

8.3                               Post-Closing Transition

Following Closing and to the extent to which Purchaser must be novated into operating agreements and other agreements or documents to which the Assets are subject, until the novation has been effected:

(a)                                 Vendor shall, in a timely manner, deliver to Purchaser all third party notices and communications, including AFEs and mail ballots and all notices and communications received in respect of the Assets and Vendor shall respond to such notices pursuant to Purchaser’s written instructions, if received on a timely basis, provided that Vendor may refuse to follow any instructions which it reasonably believes to be unlawful, unethical or in conflict with any applicable agreement or contract, and provided that nothing shall preclude Vendor from taking such actions as Vendor reasonably determines are necessary for the protection of life or property, or as are required by applicable laws and regulations;

(b)                                 Vendor shall, in a timely manner, deliver to third parties all such notices and communications which Purchaser may reasonably request and all such monies and other items as Purchaser may reasonably provide in respect of the Assets, provided that Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical or in conflict with any applicable agreement or contract;

(c)                                  Until February 28, 2013, Vendor shall pay all freehold rentals and similar payments required to preserve any of the Title Documents and any surface leases; and

(d)                                 Where Vendor is the operator of the Assets, or any portion thereof, and in such capacity is responsible for the production accounting functions pertaining to the Assets, or any portion thereof, Vendor shall continue to perform such production accounting functions until December 31, 2012.

ARTICLE 9

RIGHTS OF FIRST REFUSAL AND COMPETITION ACT APPLICATION

9.1                               Rights of First Refusal

Vendor has advised Purchaser that the Assets are subject to certain preferential, pre-emptive or first purchase rights that become operative by virtue of this Agreement or the transaction to be effected by it, as detailed in Schedule “C”.  Vendor shall comply with the applicable provisions of such rights and shall courier notices to the Third Parties (and Purchaser, if applicable) holding such rights no later than one Business Days after the execution and delivery of this Agreement, using the bona fide allocations, derived by using good-engineering practices, to be provided by Purchaser on the date hereof, in a form that is acceptable to Purchaser acting reasonably.  Vendor shall notify Purchaser in writing forthwith upon each Third Party exercising or waiving such a right.  If any such Third Party elects to exercise such a right, the definition of Assets shall be deemed to be amended to exclude those Assets in respect of which the right has been exercised, such Assets shall not be conveyed to Purchaser and the Purchase Price, the tax allocations and the Goods and Services Tax shall be reduced in accordance with Schedule “C”.  Purchaser shall be liable to Vendor for and in addition shall indemnify Vendor from all and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained , paid or incurred by Vendor which arise from any matter or thing occurring or arising, through or attributable to the allocations provided by Purchaser to Vendor for the purposes of this section 9.1, whether such allocations are reasonable or unreasonable.

9.2                               Competition Act Application

(a)                                 The Parties shall use commercially reasonable efforts to prepare and submit, and shall cooperate with each other in connection with the preparation and submission of, all applications and filings as may be or become necessary or desirable under the Competition Act for, or in connection with, the consummation of the Transaction and to file such applications and filings as soon as practicable.

(b)                                 Vendor shall furnish to Purchaser such information and assistance as Purchaser may reasonably request in order to satisfy the Competition Act Condition and, upon Purchaser’s request, Vendor shall submit to the Commissioner such information as is required under section 114 of the Competition Act and shall provide any additional information that Purchaser reasonably requests in order for Purchaser to prepare its filings in respect of the Transaction.

(c)                                  The Parties shall use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Authority requiring the Parties, or any one of them, to supply additional information that is relevant to the Commissioner’s assessment of the Transaction.

(d)                                 Subject to Vendor’s obligations under Part IX of the Competition Act and the Notifiable Transactions Regulations, Purchaser shall have primary responsibility for the preparation and submission of all applications and filings under Subclause 9.2(a) in respect of the Competition Act.

(e)                                  All filing fees (and the GST thereon) incurred with respect to the satisfaction of the Competition Act Condition will be shared equally between Vendor and Purchaser.  Except as provided in the preceding sentence, each party will pay all costs and expenses incurred by it in connection with the satisfaction of the Competition Act Condition.

(f)                                   In connection with any filings or applications made pursuant to the Competition Act under 9.2:

(i)                                     Purchaser shall consult with Vendor, and provide Vendor with a reasonable opportunity to review and comment drafts of any written correspondence proposed to be sent by or on behalf of Purchaser;

(ii)                                  Vendor shall be entitled to participate in any meetings or any material conversations with governmental bodies related thereto; and

(iii)                               Purchaser shall promptly notify Vendor of any material developments related thereto, including providing Vendor with copies of any correspondence received and a summary of any verbal communications;

provided, however, that competitively sensitive information shall be redacted from such correspondence prior to being shared with Vendor.

ARTICLE 10

PRE-CLOSING INFORMATION

10.1                        Production of Documents

At all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser and Purchaser’s Counsel in Vendor’s offices in Calgary the following information pertaining to the Assets to which Vendor has possession or to which it has access:

(a)                                 all title opinions and reports;

(b)                                 all of the Title Documents and any other agreements and documents to which the Assets are subject including without limitation (i) production sales contracts pertaining to the Leased Substances or any of them, (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(c)                                  mortgages, deeds of trust, security agreements, chattel mortgages and other encumbrances affecting the Assets;

(d)                                 evidence with respect to the payment of all bonuses, rentals, royalties and other payments due under the Title Documents and any other agreements and documents to which the Assets are subject;

(e)                                  evidence with respect to the payment of all taxes, charges and assessments pertaining to the Assets;

(f)                                   lease records, data sheets, production records, ownership maps and surveys;

(g)                                  permits, easements, licenses and orders;

(h)                                 all documents and information relevant to environmental damage or contamination or other environmental problems pertaining to the Assets; and

(i)                                     accounting records, policies of insurance, consulting agreements, field contracts and other agreements relating to the operation of the Assets.

10.2                        Environmental Due Diligence

At all reasonable times from the date hereof until the Closing Time, Vendor shall provide to Purchaser reasonable access to the Assets to allow it to conduct reasonable environmental due diligence in respect of same.

ARTICLE 11

TITLE DEFECTS AND ENVIRONMENTAL DEFECTS

11.1                        Notice of Title Defects

From time to time, as soon as reasonably practicable after determination, and in any event no later than ten (10) Business Days after the date of this Agreement, Purchaser shall notify Vendor in writing of any Title Defects.  Such notice shall include a description of each Title Defect and the interests affected thereby, the value allocated by Purchaser acting reasonably to each affected interest and the amount, in Purchaser’s opinion acting reasonably, by which the value of each affected interest has been reduced by the Title Defect.  Failure to include a Title Defect in a written notice shall be deemed to be a waiver of such Title Defect for the purposes of this section 11.1.

11.2                        Rectification of Title Defects by Vendor

Prior to the Closing Time, Vendor shall use all reasonable efforts to cure or rectify the Title Defects of which Purchaser gives notice pursuant to section 11.1.  If any such Title Defects are not cured or removed at or prior to the Closing Time:

(a)                                 where the cumulative amount by which the value of the affected interests has been reduced is, in Purchaser’s opinion acting reasonably, less than or equal to

$5,740,000.00, Purchaser shall, subject to section 11.5, complete the purchase of Vendor’s interest in and to the Assets without adjustment of the Purchase Price on account of such Title Defects;

(b)                                 where the cumulative amount by which the value of the affected interests has been reduced is, in Purchaser’s opinion acting reasonably, more than $5,740,000.00:

(i)                                   the Parties may delay Closing to a mutually agreeable time and date, in which case:

A.                                    Vendor shall make further attempts to cure or remove the uncured Title Defects; and

B.                                    when such mutually agreeable time and date arrives, the elections pursuant to this section 11.2 shall once again be made;

(ii)                                Purchaser may, subject to section 11.5, waive the uncured Title Defects, in which case all of Vendor’s interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

(iii)                             Purchaser may, subject to section 11.5, complete the purchase of Vendor’s interest in and to the Assets, in which case the Purchase Price shall be reduced by an amount equal to (A) the total value allocated by Purchaser to all Title Defects, less (B) $2,870,000.00.

11.3                        Notice of Environmental Defects

From time to time, as soon as reasonably practicable after determination, and in any event no later than ten (10) Business Days after the date of this Agreement, Purchaser shall notify Vendor in writing of any Environmental Defects revealed by its environmental due diligence with respect to the Assets.  Such notice shall include a description of each such Environmental Defect and the amount, in Purchaser’s opinion acting reasonably, by which the value of the Assets has been reduced by each such Environmental Defect.  Failure to include an Environmental Defect in a written notice shall be deemed to be a waiver of such Environmental Defect for the purposes of this section 11.3.

11.4                        Impact of Environmental Defects

If any Environmental Defect in respect of which Purchaser gives notice pursuant to section 11.3 is not cured or removed at or prior to the Closing Time:

(a)                                 where the cumulative amount by which the value of the Assets has been reduced is, in Purchaser’s opinion acting reasonably, less than or equal to $5,740,000.00, Purchaser shall, subject to section 11.5, complete the purchase of Vendor’s interest in and to the Assets without adjustment of the Purchase Price on account of such Environmental Defects;

(b)                                 where the cumulative amount by which the value of the Assets has been reduced is, in Purchaser’s opinion acting reasonably, more than $5,740,000.00:

(i)                                     the Parties may delay Closing to a mutually agreeable time and date, in which case:

A.                                    Vendor shall make further attempts to remedy the uncured Environmental Defects; and

B.                                    when such mutually agreeable time and date arrives, the elections pursuant to this section 11.4 shall once again be made;

(ii)                                  Purchaser may, subject to section 11.5, waive the uncured Environmental Defects, in which case all of Vendor’s interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

(iii)                               Purchaser may, subject to section 11.5, complete the purchase of Vendor’s interest in and to the Assets, in which case the Purchase Price shall be reduced by an amount equal to (A) the total value allocated by Purchaser to all uncured Environmental Defects, less (B) $2,870,000.00.

11.5                        Cumulative Impacts of Title Defects and Environmental Defects

(a)                                 In addition to the impacts set forth and described in Sections 11.2 and 11.4 hereof, if any Title Defects and/or any Environmental Defects are not cured or removed at or prior to the Closing Time and the cumulative amount by which the Purchase Price has been reduced pursuant to Sections 11.2(b)(iii) and 11.4(b)(iii) hereof is more than $6,560,000.00 Vendor may terminate this Agreement upon written notice to the Purchaser, in which case the Parties shall forthwith comply with the provisions of 2.8(a) and the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to section 12.15; and

(b)                                 In addition to the impacts set forth and described in Sections 11.2 and 11.4 hereof, if any Title Defects and/or any Environmental Defects are not cured or removed at or prior to the Closing Time and the cumulative amount by which the value of the Assets has been reduced is, in Purchaser’s opinion acting reasonably, more than $12,300,000.00, Purchaser may terminate this Agreement upon written notice to the other Party, in which case the Parties shall forthwith comply with the provisions of section 2.8(a) and the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to section 12.15.

11.6                        Value Disputes

If Vendor disagrees with the value allocated by Purchaser to any Title Defects or  Environmental Defect pursuant to Section 11.1 or 11.3 hereof, the Parties shall forthwith meet in good faith to discuss the issue and to attempt to agree upon an appropriate valuation to be placed upon such Title Defect or Environmental Defect.  If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be resolved by a single arbitrator pursuant to the provisions of the Arbitration Act (Alberta).  The decision of the arbitrator shall be final and shall not be subject to review.  All costs of arbitration shall be borne by the Parties equally.  Closing shall proceed based upon the value allocated by the arbitrator following such allocation being made by the arbitrator.

ARTICLE 12

GENERAL

12.1                        Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.  Until Purchaser is novated, with respect to the interest of Vendor in and to the Assets, into the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall act as Purchaser’s agent (including without limitation to serve operation notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs.  Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

12.2                        No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement.  There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.3                        Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

12.4                        Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

12.5                        Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

12.6                        Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld.  This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

12.7                        Time of Essence

Time shall be of the essence in this Agreement.

12.8                        Notices

The addresses for service of the Parties shall be as follows:

Vendor -	Mailing:
Lone Pine Resources Canada Ltd.
1100, 640 — 5th Avenue SW
Calgary, AB T2P 3G4

Attention: VP Land & Negotiations

With a copy to:

Attention: VP General Counsel & Corporate Secretary

Purchaser -	Canadian Natural Resources Limited
2500, 855 — 2nd Street SW
Calgary, AB T2P 4J8

Attention: Manager, Acquisitions & Divestments

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)                                 by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)                                 except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing (the date of mailing being the Business Day immediately prior to the postmarked date of the envelope containing the notice, communication or statement or if the subject envelope has been lost or destroyed, the date of such notice, communication or statement or if undated the date of the transmittal letter accompanying the same).

A Party may from time to time change its address for service by giving written notice of such change to the other Party.

12.9                        Operatorship

Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% interest.  Vendor shall, however, use reasonable best efforts to assist Purchaser in its attempts to obtain operatorship.

12.10                 Limit of Liability

In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement.  In addition, the Vendor shall have no liability to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement unless (and then only to the extent) the total of such liability exceeds $820,000.00.  This clause shall not apply to the extent that any matter or thing is the proper subject of an operating adjustment under Article 7.

12.11                 Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.12                 Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred.  No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

12.13                 Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

12.14                 Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser’s express written consent or as otherwise herein provided.

12.15                 Confidentiality and Public Announcements

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of Vendor’s lenders.

Neither Party will make any press release or other public announcement respecting this Agreement without the written consent of the other Party, such consent not to be unreasonably withheld, except to the extent to which the Party desiring to make the press release or other public announcement is advised by its counsel that the release or announcement is required to comply with any applicable regulations or the rules of any listing authority or stock exchange with which the disclosing Party is bound to comply.

12.16                 Privacy Laws

All disclosures of “personal information” pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws.  The Parties agree that the transaction proposed by this Agreement constitutes a “business transaction” within the meaning of Privacy Laws.  Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, “personal information” which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing.  The Parties agree that the collection, use and disclosure of “personal information” is restricted to the purposes that relate to the transaction contemplated by this Agreement.

If Closing occurs, Purchaser hereby undertakes to use and disclose the “personal information” about Third Parties that is obtained from Vendor only for those purposes for which the information was initially collected from or in respect of such Third Parties.  The Parties acknowledge and agree that the “personal information” which is provided by Vendor to Purchaser shall be: (a) information that relates solely to the Assets; and (b) information that relates solely to carrying out the objects for which the Closing occurs.

If Closing does not occur, Purchaser shall destroy or turn over (at the option of Vendor) to Vendor all of the “personal information” obtained in contemplation of Closing and still in the custody of (or under the control of) Purchaser.

12.17                 Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

LONE PINE RESOURCES CANADA LTD.		CANADIAN NATURAL RESOURCES LIMITED

Per:	/s/ David M. Anderson	Per:	/s/ A. M. Knight
	President & Chief Executive Officer		Senior Vice President, International & Corporate Development

This is the execution page to an Agreement of Purchase and Sale made as of the 13th day of November, 2012, between Lone Pine Resources Canada Ltd., as Vendor and Canadian Natural Resources Limited, as Purchaser.